MEMC Electronic Materials, Inc.

501 Pearl Drive (City of O’Fallon)
Post Office Box 8
St. Peters, Missouri 63376 USA

Phone:    636-474-5000
Fax:     636-474-5158
www.memc.com

MEMC CLOSES SOLAR PROJECTS IN EUROPE

St. Peters, MO, July 2, 2012 – MEMC Electronic Materials, Inc. (NYSE: WFR) reported today that during the second quarter it executed sales contracts for four solar projects in Europe representing approximately 98 MW, including 60 MW in Bulgaria and 38 MW in Italy. Cash received on the closing of these transactions will be included in the company's second quarter cash balances, although revenue recognition on the transactions will be subject to applicable revenue recognition rules. Further details will be forthcoming in the coming weeks and during our second quarter earnings call in early August.

Contacts:
Media:
Bill Michalek
Director, Corporate Communications
(636) 474-5443

Investors/Analysts:
Chris Chaney
Director, Investor Relations
(636) 474-5226

About MEMC
MEMC is a global leader in semiconductor and solar technology. MEMC has been a pioneer in the design and development of silicon wafer technologies for over 50 years. With R&D and manufacturing facilities in the U.S., Europe, and Asia, MEMC enables the next generation of high performance semiconductor devices and solar cells. Through its SunEdison subsidiary, MEMC is also a developer of solar power projects and a worldwide leader in solar energy services. MEMC’s common stock is listed on the New York Stock Exchange under the symbol “WFR.” For more information about MEMC, please visit www.memc.com.

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